Exhibit 99.1
99.1	Press release issued February 28, 2008, announcing the above-referenced litigation.

Yesterday afternoon, Advanced Environmental Recycling Technologies, Inc. (“AERT”) (NASDAQ:AERT) was blindsided by a wire service report stating that AERT, its distributor, and its customer had been named in a lawsuit. Although AERT is familiar with many of the issues surrounding this case, the company has yet to be formally served. I would like to address some of the scurrilous accusations made in the press release regarding recycled plastics and the implied quality issues related to recycling and green products.

AERT has an 18-year history of producing high-quality green building products based upon its proprietary mixture of polyethylene plastics and wood. AERT has been successfully doing this since 1988, and the company has invested heavily in technology and infrastructure in cleaning, blending, and upgrading recycled plastic materials. The company does not utilize any recycled plastics in its processes until it has been cleaned, heat sterilized, and blended and reformulated into specific/desired ranges for physical properties. Additives and new plastics are also added as needed and AERT monitors this through a state-of-the-art analytical lab in Arkansas.

Therefore, the allegations that AERT puts highly contaminated, recycled plastics including food waste, into decking products are false and completely untrue. In regard to mold and mildew, AERT has been incorporating antimicrobial additives into its decking products for additional surface protection and resistance. The company’s focus is to satisfy its customers and to do the right thing while making a positive impact on the environment and the world we live in. When issues arise, we always strive to work through them for the benefit of our customers.

We find the timing of this action curious and the accusations within the press release reckless. When we find out more about this, AERT will comment appropriately. Thank you.

Joe Brooks

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